Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-98435-99, 333-120312, and 333-119309) of NewMarket Corporation of our report dated June 25, 2007 relating to the financial statements of the Savings Plan for the Employees of NewMarket Corporation and Affiliates, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia
June 11, 2008